EXECUTION COPY
CREDIT AGREEMENT
dated as of June 20, 2014
among
BIO-RAD LABORATORIES, INC.,
THE LENDERS,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
UNION BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
and
BANK OF AMERICA, N.A.
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
___________________________________________________________________________
J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Book Runner
___________________________________________________________________________

ACTIVE 201429871v.8

i

2.22.	Judgment Currency	35
2.23.	Defaulting Lenders	36
2.24.	Loan Modification Offers	37
ARTICLE III YIELD PROTECTION; TAXES		38
3.1.	Yield Protection	38
3.2.	Changes in Capital Adequacy Regulations	38
3.3.	Availability of Types of Advances	39
3.4.	Funding Indemnification	39
3.5.	Taxes	39
3.6.	Lender Statements; Survival of Indemnity	42
ARTICLE IV CONDITIONS PRECEDENT		42
4.1	Initial Advance	42
4.2	Each Advance and Letter of Credit	42
ARTICLE V REPRESENTATIONS AND WARRANTIES		43
5.1.	Existence and Standing	43
5.2.	Authorization and Validity	43
5.3.	No Conflict; Government Consent	43
5.4.	Financial Statements	43
5.5.	Material Adverse Change	44
5.6.	Taxes	44
5.7.	Litigation and Contingent Obligations	44
5.8.	Subsidiaries	44
5.9.	ERISA	44
5.10.	Accuracy of Information	44
5.11.	Compliance With Laws	45
5.12.	Material Agreements	45
5.13.	Compliance With Laws	45
5.14.	Ownership of Properties	45
5.15.	Plan Assets; Prohibited Transactions	45
5.16.	Environmental Matters	45
5.17.	Investment Company Act	46
5.18.	[Reserved]	46
5.19.	Anti-Corruption Laws and Sanctions	46
5.20.	[Reserved]	46
5.21.	Post-Retirement Benefits	46
5.22.	Insurance	46
5.23.	Reportable Transaction	46
ARTICLE VI COVENANTS		47
6.1.	Financial Reporting	47
6.2.	Use of Proceeds	48
6.3.	Notice of Default	48
6.4.	Conduct of Business	49

6.5.	Taxes	49
6.6.	Insurance; Insurance and Condemnation Proceeds	49
6.7.	Compliance with Laws	49
6.8.	Maintenance of Properties	49
6.9.	Inspection	49
6.10.	Restricted Payments	49
6.11.	Indebtedness	50
6.12.	Merger	51
6.13.	Sale of Assets	51
6.14.	Investments and Acquisitions	52
6.15.	Liens	53
6.16.	[Reserved]	54
6.17.	Limitation on Negative Pledge Clauses and Payment Restrictions Affecting Subsidiaries	54
6.18.	[Reserved]	55
6.19.	Affiliates	55
6.20.	Unfunded Liabilities	55
6.21.	[Reserved]	55
6.22.	[Reserved]	55
6.23.	Sale and Leaseback Transactions	56
6.24.	Contingent Obligations	56
6.25.	Financial Contracts	56
6.26.	Financial Covenants	56
	6.26.1. Interest Coverage Ratio	56
	6.26.2. Leverage Ratio	56
	6.26.3. Pro Forma Calculation	56
6.27.	Fiscal Year	57
6.28.	Guarantors	57
ARTICLE VII DEFAULTS		57
7.1.	Breach of Representation or Warranty	57
7.2.	Nonpayment	57
7.3.	Breach of Certain Covenants	57
7.4.	Other Defaults	57
7.5.	Defaults as to Other Indebtedness	57
7.6.	Voluntary Bankruptcy	57
7.7.	Involuntary Bankruptcy	58
7.8.	Attachments	58
7.9.	Judgments	58
7.10.	ERISA; Withdrawal Liability	58
7.11.	ERISA; Plan Reorganization/Termination	59
7.12.	Change in Control	59
7.13	Guaranty	59
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		59

8.1.	Acceleration	59
8.2.	Amendments	59
8.3.	Preservation of Rights	61
ARTICLE IX GENERAL PROVISIONS		61
9.1.	Survival of Representations	61
9.2.	Governmental Regulation	61
9.3.	Headings	61
9.4.	Entire Agreement	61
9.5.	Several Obligations; Benefits of this Agreement	61
9.6.	Expenses; Indemnification	62
9.7.	Numbers of Documents	62
9.8.	Accounting	62
9.9.	Severability of Provisions	62
9.10.	Nonliability of Lenders	63
9.11.	Confidentiality	63
9.12.	Disclosure	64
9.13.	Non-Reliance	64
9.14.	USA Patriot Act	64
9.15.	Interest Rate Limitation	64
ARTICLE X THE AGENT		65
10.1.	Appointment; Nature of Relationship	65
10.2.	Powers	65
10.3.	General Immunity	65
10.4.	No Responsibility for Loans, Recitals, etc	65
10.5.	Action on Instructions of Lenders	65
10.6.	Employment of Agents and Counsel	65
10.7.	Reliance on Documents; Counsel	65
10.8.	Agent’s Reimbursement and Indemnification	66
10.9.	Notice of Default	66
10.10.	Rights as a Lender	66
10.11.	Lender Credit Decision	67
10.12.	Successor Agent	67
10.13.	Agent’s Fee	67
10.14.	Delegation to Affiliates	67
10.15.	Guarantor Releases	67
10.16.	Co-Agents, etc.	68
ARTICLE XI SETOFF; RATABLE PAYMENTS		68
11.1.	Setoff	68
11.2.	Ratable Payments	68
11.3.	Application of Payments	68
11.4.	Relations Among Lenders	69
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		69

12.1.	Successors and Assigns	69
12.2.	Participations	70
	12.2.1. Permitted Participants; Effect	70
	12.2.2. Voting Rights	70
	12.23.3. Benefit of Setof	71
12.3.	Assignments	71
	12.3.1. Permitted Assignments	71
	12.3.2. Effect; Effective Date	71
12.4.	Dissemination of Information	72
12.5.	Tax Treatment	72
ARTICLE XIII NOTICES		72
13.1.	Notices; Electronic Communication	72
	13.1.1 Notices Generally	72
	13.1.2. Electronic Communications	73
	13.1.3. Change of Address, Etc	73
	13.1.4. Electronic Systems	73

ARTICLE XIV COUNTERPARTS		74

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		74
15.1	CHOICE OF LAW	74
15.2.	CONSENT TO JURISDICTION	74
15.3.	WAIVER OF JURY TRIAL	75

EXHIBITS
Exhibit A        -    Compliance Certificate
Exhibit B         -    Assignment and Acceptance
Exhibit C        -    Revolving Loan Note
Exhibit D        -    Commitment and Acceptance
SCHEDULES
Pricing Schedule
Commitment Schedule
Schedule 2.4        -    Existing Letters of Credit
Schedule 4.1        -    List of Closing Documents
Schedule 5.7        -    Litigation
Schedule 5.8        -    Subsidiaries
Schedule 5.22        -    Insurance
Schedule 6.11        -    Indebtedness
Schedule 6.14        -    Investments
Schedule 6.15        -    Liens

v

CREDIT AGREEMENT
This Agreement, dated as of June 20, 2014, is among Bio-Rad Laboratories, Inc., the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, Union Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and Bank of America, N.A. and HSBC Bank USA, National Association, as Co-Documentation Agents.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1.    Defined Terms. As used in this Agreement, the following terms have the following meanings specified below:
“Accepting Lender” is defined in Section 2.24(A) hereof.
“Acquired Indebtedness” means Indebtedness of any Person existing at the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or one of its Subsidiaries.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Any member of the Schwartz Group shall be deemed to be an Affiliate of the Borrower.
“Agent” means JPMorgan (including its branches and affiliates) in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.
“Agent Parties” has the meaning assigned to such term in Section 13.1.4.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Two Hundred Million Dollars ($200,000,000).
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.
“Agreed Currencies” means (i) Dollars and (ii) so long as such currency remains an Eligible Currency, the Euro.
“Agreement” means this credit agreement, as it may be amended, restated or modified and in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2% per annum and (iii) the Eurocurrency Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees or letter of credit fees are accruing on the unused portion of the Aggregate Commitment or on the amount available for drawing under outstanding Letters of Credit, respectively, at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Arranger” means J.P. Morgan Securities LLC and its successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3.1), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.
“Authorized Officer” means any of the Chairman, President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly, provided that the Agent shall have received an incumbency certificate identifying such officer by name and title and bearing such officer’s signature.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Average Life” means, as of any date, with respect to any indebtedness or redeemable equity security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such indebtedness or equity security multiplied in each case by (y) the amount of such principal or redemption payments by (ii) the sum of all such principal or redemption payments.
“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Borrower” means Bio-Rad Laboratories, Inc., a Delaware corporation, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Advance or L/C Drafts which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Buying Lender” is defined in Section 2.6(B)(ii) hereof.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalent Investments” means (i) direct obligations maturing within thirteen months from the date of the acquisition thereof issued or fully guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States (ii) direct obligations maturing within thirteen months from the date of the acquisition thereof and issued or fully guaranteed by any state or territory of the United States of America which maintains a short term credit quality rating of at least SP-1 or a long term rating of at least AA- by Standard and Poor’s (or the equivalent rating by a nationally recognized statistical rating organization), (iii) obligations of any municipal governmental body or special assessment district within the U.S. with a short term credit quality rating of at least SP-1 or long term credit quality rating of at least AA- by Standard and Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (iv) obligations of any corporation who maintains a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) (corporate securities may include commercial paper, corporate notes, medium term notes, deposit notes and floating rate notes) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof, (v) obligations or investments issued or guaranteed by a financial institution who maintains a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) (including bankers acceptances and certificates of deposit) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof, (vi) senior classes of pass-through securities and mortgage-backed certificates registered under the Securities Exchange Act of 1933, with a long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (vii) Public Securities Association (PSA) repurchase agreements, master notes or deposits with financial institutions that maintain a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (viii) shares in open-ended money market mutual funds, the underlying securities of which have a weighted average maturity that is less than thirteen months, whose assets maintain an average credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization), (ix) auction rate securities with a long term credit quality rating of AAA by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) or with a long term credit quality rating of at least AA and Aa2 by Standard & Poor’s and Moody’s respectively (or the equivalent rating by two nationally recognized statistical rating organizations) whose scheduled auction resets are within thirteen months from the date of acquisition thereof, (x) demand deposit accounts maintained in the ordinary course of business, (xi) securities issued or fully guaranteed by any foreign government, the securities of which government are rated at least A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof and (xii) managed funds whose assets have a weighted average maturity that is less than thirteen months and whose assets maintain an average credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization).
“Change in Control” means:
(i)    any merger or consolidation of the Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Borrower’s assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), either (x) any “person” or “group” (other than a member of the Schwartz Group) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of the Voting Equity Interests of the transferee(s) or surviving entity or entities, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Voting Equity Interests of the transferee(s) or surviving entity or entities than such other “person” or “group” or (y) the Schwartz Group shall cease to own beneficially a greater percentage of the Voting Equity Interests of such transferee(s) or surviving entity or entities than any other person or group;
(ii)    any “person” or “group” (other than a member of the Schwartz Group) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of the Borrower’s Voting Equity Interests, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Borrower’s Voting Equity Interests than such other “person” or “group”;
(iii)    the Continuing Directors cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office;
(iv)    the Borrower adopts a plan of liquidation or dissolution; or
(v)    any “Change in Control” or “Change of Control” as defined in any agreement governing Permitted Notes occurs and as a result thereof the Borrower is required to prepay or repurchase, or make an offer to prepay or repurchase, such Permitted Notes.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date on which each of the conditions precedent to the initial Advance set forth in Section 4.1 are satisfied.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“COF Rate” has the meaning assigned to such term in Section 3.3.

“Commitment” means, for each Lender, the obligation of such Lender pursuant to Section 2.1 to make Revolving Loans and pursuant to Section 2.4.2 to purchase participations in Letters of Credit and pursuant to Section 2.5 to participate in Swing Line Loans not exceeding the amount set forth opposite its name on the Commitment Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
“Commitment and Acceptance” is defined in Section 2.6(B)(i) hereof.
“Commitment Increase Notice” is defined in Section 2.6(B)(i) hereof.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 13.1.4.
“Computation Date” is defined in Section 2.1(b).
“Consideration” means with respect to any Permitted Acquisition, the aggregate amount of consideration consisting of (A) cash payments, (B) Indebtedness issued or assumed in connection with such Acquisition, (C) the reasonable projected amount (discounted to present value of any non-contingent future payments and (D) stock issued by the Borrower and its Subsidiaries.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income (without duplication), (i) Consolidated Interest Expense and all non-cash interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, unusual or non-recurring losses, (vi) any non-cash expenses or non-cash charges or losses, and (vii) Specified Litigation Costs and minus, to the extent included in Consolidated Net Income, (1) extraordinary gains and gains from discontinued operations, all net of tax and to the extent realized, and (2) any cash payments made during such period in respect of items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or non-cash charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period; provided that the items to be added to and subtracted from Consolidated Net Income with respect to any Subsidiary shall be added or subtracted only to the extent and in the same proportions that (a) the net income of such Subsidiary was included in the calculation of Consolidated Net Income, if such Subsidiary is not a Wholly-Owned Subsidiary and (b) the Consolidated EBITDA of such Subsidiary (calculated as if such Subsidiary were the “Borrower”) is permitted to be paid or distributed as a dividend, advance, loan or other distribution to the Borrower; provided further that with regard to the net income of any entity in which the Borrower or a Subsidiary owns an Equity Interest but such Equity Interest is insufficient to cause such entity to be deemed a “Subsidiary” hereunder, the net income of such entity shall not be included in the calculation of Consolidated Net Income except to the extent that such net income was paid or distributed to the Borrower or the Subsidiary, as applicable, as a dividend or other distribution on such entity’s Equity Interest.
“Consolidated Funded Indebtedness” means at any time, without duplication, the aggregate dollar amount of (i) Indebtedness (other than Rate Management Obligations and similar obligations under other Financial Contracts) of the Borrower and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due and payable at such time, plus (ii) undrawn amounts available under issued standby letters of credit, all calculated on a consolidated basis as of such time, minus (iii) any amount of Indebtedness with respect to which the Borrower has exercised its right to elect to apply, and has so applied, legal defeasance and discharge, all in accordance with the terms of the indenture or other agreement governing such Indebtedness, as applicable.
“Consolidated Interest Expense” means, with reference to any period, the cash interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, provided that Consolidated Net Income shall exclude the net income, if positive, of any of the Borrower’s consolidated Subsidiaries to the extent that the declaration or payment of dividends of similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Consolidated Tangible Net Worth” means, at any time, the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles minus any Intangible Assets.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter or material take-or-pay contract.
“Continuing Directors” means, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Borrower’s Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Borrower, if such agreement was approved by a vote of such majority of directors).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Credit Party” means the Agent, the Issuing Lender, the Swing Line Lender or any other Lender.
“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.
“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of the amount of such currency if such currency is any currency other than Dollars, calculated on the basis of the Exchange Rate, on or as of the most recent Computation Date provided for in Section 2.1(b).
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a Subsidiary which is directly or indirectly owned by a Foreign Subsidiary.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Commitment Amount” is defined in Section 2.6(B)(i) hereof.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent or the Issuing Lender or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or hazardous wastes or the clean-up or other remediation thereof.
“Equity Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of Exchange Rate for such other currency on the London market at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Euro” and/or “EUR” means the single currency of the participating member states of the European Union.
“Eurocurrency” means any Agreed Currency.
“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurocurrency Base Rate for such currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Base Rate” shall be subject to Section 3.3.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Payment Office” of the Agent shall mean the agency, office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.
“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the Eurocurrency Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the Applicable Margin.
“Exchange Rate” means, on any day, with respect to any Agreed Currency other than Dollars, the rate at which such Agreed Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Agreed Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Agreed Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such Agreed Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Agreed Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) taxes imposed on or measured by its net income or profits (however denominated), branch profits (or similar) taxes and franchise taxes imposed on it, (a) by the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political subdivision thereof, (b) by the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located or any political subdivision thereof or (c) as a result of a present or former connection between such Lender or applicable Lending Installation or Agent and the jurisdiction imposing such tax (other than connection arising from such Lender, Lending Installation or Agent having executed, delivered, become a party to, performed its obligations under, received any payments under, or engaged in any other transaction pursuant to any Loan Document) and (ii) any United States federal withholding taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 21, 2010 by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
“Existing Letters of Credit” is defined in Section 2.4.7.
“Facility Termination Date” means June 20, 2019 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement to implement such Sections of the Code entered into between any relevant authorities on behalf of the United States and such jurisdiction.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate or Applicable Margin, as applicable, changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
“Foreign Currency” means Agreed Currencies other than Dollars.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranteed Obligations” means, collectively, (i) the Obligations, (ii) all Rate Management Obligations owing to any Lender or any Affiliate of any Lender and (iii) all Banking Services Obligations owing to any Lender or any Affiliate of any Lender; provided that the definition of “Guaranteed Obligations”

shall not create or include any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Guarantor” means each Subsidiary that executes a Guaranty pursuant to the terms of Section 6.28, and its successors and assigns.
“Guaranty” means an unconditional guaranty of payment of the Guaranteed Obligations, in form and substance satisfactory to the Agent, executed by any Subsidiary pursuant to the terms of Section 6.28, in each case as the same may from time to time be amended, modified, supplemented and/or restated (including to add new Guarantors).
“Holders of Guaranteed Obligations” shall mean the holders of the Guaranteed Obligations from time to time and shall include their respective successors, transferees and assigns.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.
“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Lender, (iii) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations which are evidenced by notes, acceptances, or other instruments, (iv) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (v) Capitalized Lease Obligations, (vi) reimbursement obligations with respect to standby letters of credit, whether drawn or undrawn, (vii) Rate Management Obligations, (viii) Off-Balance Sheet Liabilities, (ix) all liabilities and obligations of the type described in the preceding clauses (i) through (viii) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person’s Property securing such liability or obligation), and (x) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
“Intangible Assets” means the aggregate amount, for the Borrower and its Subsidiaries on a consolidated basis, of all assets classified as intangible assets under Agreement Accounting Principles.
“Intercompany Indebtedness” means any Indebtedness owed by the Borrower or any Subsidiary to the Borrower or any Subsidiary.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date the applicable number of months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, as applicable, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month, as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day, provided further, in no event shall any Interest period extend beyond the Facility Termination Date.
“Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts or notes receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (other than treasury stock) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. Payment by a Person under a guaranty by such Person of Indebtedness of another Person shall be deemed to be an Investment by such Person in such other Person in the amount of such payment.
“Issuing Lender” means (i) JPMorgan in its separate capacity as an issuer of Letters of Credit pursuant to Section 2.4.1 hereunder with respect to each Letter of Credit issued or deemed issued by JPMorgan upon the Borrower’s request (the “Principal Issuing Lender”) and (ii) any Lender (other than JPMorgan), in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 2.4.1 hereunder with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon the Borrower’s request. All references contained in this Agreement and the other Loan Documents to the “Issuing Lender” (but not the “Principal Issuing Lender”) shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.
“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.
“L/C Draft” means a draft drawn on the Issuing Lender pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the aggregate principal amount of all L/C Obligations at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.
“L/C Interest” shall have the meaning ascribed to such term in Section 2.4.2.
“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Lender, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.

“Lenders” means the lending institutions listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.6(B) or pursuant to an Assignment and Assumption and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise specified, the term “Lenders” includes the Issuing Lenders and JPMorgan in its capacity as Swing Line Lender.
“Lender Increase Notice” is defined in Section 2.6(B)(i) hereof.
“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the Administrative Questionnaire provided to the Agent by such Lender in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.18.
“Letter of Credit” means any letter of credit issued or to be issued by the Issuing Lender pursuant to Section 2.4.1 and any Existing Letter of Credit.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) (x) Consolidated Funded Indebtedness outstanding on such date minus (y) the lesser of (A) the sum of all unencumbered cash and Cash Equivalent Investments of the Borrower held on deposit in the United States of America and (B) $100,000,000, to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security deposit, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.14, any Guaranty and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.
“Loan Modification Agreement” is defined in Section 2.24(B) hereof.
“Loan Modification Offer” is defined in Section 2.24(A) hereof.
“Loan Parties” means the Borrower and each Guarantor.
“Margin Stock” shall have the meaning assigned thereto in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors (if any) collectively to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary (other than a Guarantor) having assets (other than good will, non-U.S. domiciled assets and Equity Interests in Foreign Subsidiaries) with a book value of $50,000,000 or more, (ii) any group of Domestic Subsidiaries (other than Guarantors) on a combined basis having such assets with a book value of $100,000,000 or more or (iii) any Domestic Subsidiary that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.
“Material Indebtedness” is defined in Section 7.5.
“Material Subsidiary” means any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.
“Modified Commitments” is defined in Section 2.24(A) hereof.
“Modified Facility Termination Date” is defined in Section 2.24(A) hereof.
“Modified Revolving Loans” is defined in Section 2.24(A) hereof.
“Moody’s” mean Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.
“Non-U.S. Lender” is defined in Section 3.5(iv).
“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.14 in the form of Exhibit C.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all unpaid Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Swing Line Lender, the Issuing Lender, the Agent or any indemnified party arising under the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or recourse liability of such Person with respect to the collectability of accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Taxes” is defined in Section 3.5(ii).
“Outstanding Credit Exposure” means, with respect to any Lender, at any particular time, the sum of (i) the outstanding principal Dollar Amount of such Lender’s Pro Rata Share of the Revolving Loans at such time, plus (ii) the outstanding principal Dollar Amount of such Lender’s Pro Rata Share of the Swing

Line Loans at such time, plus (iii) the outstanding Dollar Amount of such Lender’s Pro Rata Share of the L/C Obligations at such time.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Loan, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participants” is defined in Section 12.2.1.
“Payment Date” means the last day of each March, June, September and December, commencing September 30, 2014.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Borrower and its Subsidiaries are engaged on the Closing Date, (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (v) at the time of and immediately after giving effect (including pro forma effect) to any such Acquisition, the Borrower shall be in compliance with the covenants set forth in Section 6.26 on a pro forma basis acceptable to the Agent.
“Permitted Notes” means the Borrower’s 4.875% Senior Notes due 2020 in the principal amount of $425,000,000 outstanding on the Closing Date.
“Permitted Refinancing” means Indebtedness of the Borrower the proceeds of which are used to refinance Permitted Notes, provided that (i) the principal amount of such Indebtedness does not exceed that of the Permitted Notes being refinanced immediately before the respective refinancing is consummated (plus the amount of any premium, fees, expenses and/or accrued interest actually paid on the Permitted Notes so refinanced), (ii) all net proceeds of such Indebtedness are substantially concurrently (or, if pursuant to a redemption notice or similar instrument, within 45 days) applied to permanently repay or defease the Permitted Notes being refinanced, (iii)  such Indebtedness is scheduled to mature (as determined under Agreement Accounting Principles) no earlier than the later of (A) the maturity date of the Permitted Notes being refinanced and (B) ninety-one (91) days following the Facility Termination Date, (v) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the lesser of (A) the Average Life of the Permitted Notes being refinanced and (B) the period from the date such Indebtedness is incurred to the Facility Termination Date, and (vi) the terms of such Indebtedness (including, without limitation, terms relating to security, covenants, events of default and remedies, but excluding interest rates and other economic terms so long as they are based on then current market conditions) are not less favorable to the Borrower or to the Lenders than those applicable to the Permitted Notes being refinanced.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group could reasonably be expected to incur any liability.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal Issuing Lender” has the meaning set forth in the definition of “Issuing Lender.”
“Proposed New Lender” is defined in Section 2.6(B)(i) hereof.
“Pro Rata Share” means, with respect to any Lender at any time, the fraction (expressed as a percentage) obtained by dividing (a) such Lender’s Commitment at such time by (b) the Aggregate Commitment at such time; provided, however, that (1) in the case of Section 2.23 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the fraction (expressed as a percentage) obtained by dividing (x) such Lender’s Commitment at such time by (y) the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) at such time and (2) if the Commitments shall have been terminated at such time, then such Lender’s “Pro Rata Share” shall mean such Lender’s Pro Rata Share immediately before the termination (as subsequently modified by any assignment permitted under Section 12.3 and giving effect to any Lender’s status as a Defaulting Lender at the time of determination).
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including, without limitation, Equity Interests of Subsidiaries of such Person.
“Purchasers” is defined in Section 12.3.1.
“Quotation Day” means, with respect to any Eurocurrency Advance for any Interest Period, (i) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (ii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Base Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Advances in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Agent in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” is defined in Section 2.4.3.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment, or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
“Revolving Advance” means an Advance consisting of Revolving Loans.
“Revolving Loan” means, with respect to any Lender, a loan made by such Lender pursuant to Section 2.1. (or any conversion or continuation thereof).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Schwartz Group” means David and Alice Schwartz, their family and heirs, and corporations, partnerships and limited liability companies 100% owned by any of the foregoing and trusts for the benefit of any of the foregoing.
“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Selling Lender” is defined in Section 2.6(B)(ii) hereof.

“Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“Specified Investments” means those investments (and the maximum aggregate amount thereof) previously disclosed to the Agent and Lenders pursuant to that certain letter dated June 20, 2014 from the Borrower to the Agent and the Lenders and posted to Intralinks on June 20, 2014.
“Specified Litigation Costs” means those litigation costs and expenses (and the maximum aggregate amount thereof) previously identified to the Agent and Lenders pursuant to that certain letter dated June 20, 2014 from the Borrower to the Agent and the Lenders and posted to Intralinks on June 20, 2014.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fee or similar requirement shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property (other than good will) of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Swing Line Borrowing Notice” is defined in Section 2.5.2.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) for the settlement of payments in Euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges, assessments, fees or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used to fund such Plans.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.2.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise provided, dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets; it being understood that this sentence does not apply to Article II of this Agreement) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were accessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

ARTICLE II
THE CREDITS
2.1.    Revolving Loans. (a) Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans in Agreed Currencies to the Borrower from time to time in Dollar Amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Commitment minus the Dollar Amount of its Pro Rata Share of the Swing Line Loans and L/C Obligations outstanding at such time, provided, however, that no Revolving Advance will be made if, before or after taking such Revolving Advance into account, the Aggregate Outstanding Credit Exposure exceeds or would exceed the Aggregate Commitment. All Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.
(b)    Determination of Dollar Amounts; Required Payments. The Agent will determine the Dollar Amount of:
(i)    each Revolving Advance as of the date two (2) Business Days prior to the Borrowing Date or, if applicable, the date of conversion/continuation of such Revolving Advance, and
(ii)    all outstanding Revolving Advances and L/C Obligations on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its reasonable discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to Revolving Advances and L/C Obligations for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) exceeds 105% of the Aggregate Commitment, the Borrower shall immediately repay Revolving Advances and/or Swing Line Loans in an aggregate principal amount such that after giving effect thereto the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) does not exceed the Aggregate Commitment.
2.2.    Repayment. All outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
2.3.    Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in accordance with their respective Pro Rata Shares. The Advances may be Floating Rate Advances (if denominated in Dollars) or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5. After giving effect to any Advance, unless the Agent shall consent, there shall not be more than ten (10) different Interest Periods in effect with respect to all Advances then outstanding.
2.4.    Letters of Credit.

2.4.1.    Letter of Credit Facility/Determination of Issuing Lender. (a)  Upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as the Issuing Lender may reasonably require, and subject to the provisions of subsection (b) below, Section 2.1 and Article IV, the Issuing Lender shall issue Letters of Credit denominated in any Agreed Currency for the account of the Borrower (or for the account of the Borrower and any of its Subsidiaries, provided that the obligations of any such Subsidiary under an application for a Letter of Credit, if any, shall be limited to such Letter of Credit with respect to which it is named as an account party), on terms as are reasonably satisfactory to the Issuing Lender; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Issuing Lender if on the date of issuance, before or after taking such Letter of Credit into account, (i) the Aggregate Outstanding Credit Exposure exceeds or would exceed the Aggregate Commitment, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations exceeds or would exceed $50,000,000; and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the earlier of (A) four years from the date of issuance thereof and (B) the date which is five (5) Business Days immediately preceding the Facility Termination Date. Each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Facility Termination Date) unless the Issuing Lender notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiry date that such Letter of Credit will not be renewed. Notwithstanding the foregoing, any Letter of Credit may expire no later than one year after the Facility Termination Date so long as the Borrower cash collateralizes an amount equal to 105% of the face amount of such Letter of Credit, by no later than thirty (30) days prior to the Facility Termination Date, in the manner described in Section 2.4.4 and otherwise on terms and conditions reasonably acceptable to the applicable Issuing Lender and the Agent.
(b)    Upon receipt of a request from the Borrower for the issuance of a Letter of Credit, the Issuing Lender shall promptly give written notification to the Agent of the Dollar Amount and Agreed Currency thereof. Within one (1) Business Day after receipt of such notice, the Agent shall give written notification to the Issuing Lender as to whether such Letter of Credit may or may not be issued, based on the criteria set forth in clauses (i) and (ii) of the proviso in subsection (a) above.
2.4.2.    Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit by the Issuing Lender hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Lender an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Issuing Lender thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.
The Issuing Lender will notify the Agent promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit, and the Agent will promptly notify each Lender. On or at any time after the Business Day on which the Issuing Lender makes payment of each such L/C Draft or any other draw on a Letter of Credit, on demand of the Issuing Lender received by each Lender not later than 1:00 p.m. (Chicago time) on such Business Day, each Lender shall make payment on such Business Day to the Agent for the account of the Issuing Lender, in immediately available funds in the Agreed Currency of such Letter of Credit, in an amount equal to such Lender’s Pro Rata Share of the amount of the Borrower’s unpaid Reimbursement Obligation with respect thereto.
Upon the Agent’s receipt of funds as a result of the Issuing Lender’s payment on an L/C Draft or any other draw on a Letter of Credit issued by the Issuing Lender, the Agent shall promptly pay such funds to the Issuing Lender. The obligation of each Lender to pay the Agent for the account of the

Issuing Lender under this Section 2.4.2 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.4.2, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent on behalf of the Issuing Lender receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 2.4.2.
2.4.3.    Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely upon receipt of notice from the Agent or the Issuing Lender to pay to the Agent, for the account of the Issuing Lender or the account of the Lenders, as the case may be, the amount of each advance which has been drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Issuing Lender or the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such payment to be made by the Borrower to the Agent no later than 2:00 p.m. (Chicago time) on the third Business Day after the Business Day on which the Issuing Lender makes payment of each such L/C Draft. The Issuing Lender may direct the Agent to make such demand with respect to Letters of Credit issued by the Issuing Lender. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance. Such interest shall be for the account of the Issuing Lender until the Lenders make payment for their respective participation interests in such Reimbursement Obligation in accordance with Section 2.4.2.
2.4.4.    Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Agent’s demand (and, in the case of any Default described in Section 7.6 or 7.7, immediately, without any demand or the taking of any other action by the Agent, the Issuing Lender or any Lender), deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Required Lenders, equal to the aggregate outstanding L/C Obligations of the Borrower. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Agent or the Issuing Lender, as applicable, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.4.4. which are not to be applied to reimburse the Issuing Lender for amounts actually paid or, with respect to a previously submitted draft, to be paid by the Issuing Lender in respect of a Letter of Credit or L/C Draft shall be returned to the Borrower (after deduction of the Agent’s reasonable expenses incurred in connection with such cash collateral account).
2.4.5.    Letter of Credit Fees. The Borrower agrees to pay in Dollars (i) quarterly, in arrears, on each Payment Date to the Agent, for the ratable benefit of the Lenders, a letter of credit fee in the amount of the Applicable Fee Rate per annum on the aggregate average daily outstanding Dollar Amount available for drawing under all of the Letters of Credit and (ii) to the Agent, for the benefit of the Issuing Lender, a fronting fee of 1/8th of one percent (0.125%) of the initial outstanding Dollar Amount available for drawing under each Letter of Credit (other than the Existing Letters of Credit and other Letters of Credit outstanding under the Existing Credit Agreement), payable on the date of issuance of such Letter of Credit, plus all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Lender with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.
2.4.6.    Indemnification; Exoneration. (a)   In addition to amounts payable as elsewhere provided in this Agreement, the Borrower agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Lender and each Lender from and against any and all liabilities and costs which the Agent, the Issuing Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Lender, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Lender of a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).
(b)    As among the Borrower, the Lenders, the Issuing Lender and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, the Issuing Lender of a Letter of Credit, the Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Lender and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lender’s rights or powers under this Section 2.4.6.
(c)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Lender, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.4.6 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.
2.4.7.    Transitional Letter of Credit Provisions. The letters of credit described on Schedule 2.4 (the “Existing Letters of Credit”) shall be deemed to constitute Letters of Credit issued pursuant to Section 2.4.1 in which the Lenders participate pursuant to Section 2.4.2.
2.4.8.    Issuing Lender Agreements. Each Issuing Lender agrees that, unless otherwise requested by the Agent, such Issuing Lender shall report in writing to the Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrowers fail to reimburse any amount required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Agent shall reasonably request.
2.5.    Swing Line Loans.
2.5.1.    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender shall, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time, in Dollars, in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, provided that the Dollar Amount of the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the outstanding Dollar Amount of the Swing Line Lender’s obligations to purchase participations in the L/C Obligations, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
2.5.2.    Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 (and increments of $50,000 if in excess thereof). The Swing Line Loans shall bear interest at the Floating Rate.

2.5.3.    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent’s aforesaid address.
2.5.4.    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
2.6.    Commitment Fee; Reductions/Increase in Aggregate Commitment. (A) Subject to Section 2.23 hereof, the Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Commitment (calculated as such Lender’s Pro Rata Share of the Available Aggregate Commitment) from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the

Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.
(B)    Increase of Commitments. (i) At any time, the Borrower may request that the Aggregate Commitment be increased; provided that (a) the Aggregate Commitment shall at no time exceed $400,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6(A), (b) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof and (c) the Aggregate Commitment may not be increased more than twice pursuant to this Section 2.6. Such request shall be made in a written notice given to the Agent and the Lenders by the Borrower not less than ten (10) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. On or prior to the date that is five (5) Business Days after receipt of the Commitment Increase Notice, each Lender and Proposed New Lender (as defined below) shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its existing Commitment or provide a new Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Agent prior to the expiration of such five (5) Business Day period shall be deemed to have denied any increase in its Commitment. The Agent and the Arranger shall have the right, with the consent of the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In addition, not later than the date the Commitment Increase Notice is delivered by the Borrower, the Borrower may notify the Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”; provided that no Ineligible Institution may be a Proposed New Lender) in connection with the Commitment Increase Notice and the portion of the proposed increase proposed to be allocated to such financial institution. Any Proposed New Lender shall be subject to the consent of the Agent and, provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such (which consent shall not be unreasonably withheld). Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (B) the Borrower, the Agent, provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such, and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a Commitment and Acceptance substantially in the form of Exhibit D hereto (a “Commitment and Acceptance”), (C) counsel for the Borrower and for the Guarantors shall have provided to the Agent supplemental opinions in form and substance reasonably satisfactory to the Agent and (D) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Borrower. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Commitment, the Agent shall notify the Borrower of the amount of the fee to be charged by the Lenders, and the Borrower may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(ii)    For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (b) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Loans in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender’s outstanding Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurocurrency Loan hereunder on the terms and in the manner as set forth in Section 3.4.
2.7.    Minimum Amount of Each Advance. Each Eurocurrency Advance in Dollars shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), each Eurocurrency Advance in Euro shall be in the minimum amount of EUR 5,000,000 (and in multiples of EUR 1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.8.    Optional/Mandatory Pre-payments. (A)   The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon notice to the Agent not later than 12:00 noon (Chicago time) on the date of payment (which shall be a Business Day). The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances in Dollars upon three (3) Business Days’ prior notice to the Agent, and in a minimum aggregate amount of EUR 5,000,000 or any integral multiple of EUR 1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances in Euro upon four (4) Business Days’ prior notice to the Agent.
(B)    If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Aggregate Outstanding Credit Exposure is greater than the Aggregate Commitment, the Borrower shall not later than the following Business Day make a mandatory prepayment of the Loans in an amount equal to such excess.
2.9.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), at least three (3) Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars and at least four (4) Business Days before the Borrowing Date for each Eurocurrency Advance in Euro, specifying:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected, and
(iv)    in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.
On each Borrowing Date, each Lender shall make available its Loan or Loans, (i) if such Loan is denominated in Dollars, not later than 2:00 p.m. (Chicago time) in Federal or other funds immediately available to the Agent, in Chicago, Illinois, at its address specified in or pursuant to Article XIII and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 2:00 p.m., local time, in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.
2.10.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate

Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:
(i)    each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and
(ii)    each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.
Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance (other than Swing Line Loans) of any Type into any other Type or Types of Advances denominated in the same Agreed Currency (subject to the terms of Section 3.4). The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 12:00 noon (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation, and
(ii)    the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.
2.11.    Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12.    No Conversion or Continuation of Eurocurrency Advances After Default; Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) no outstanding Advance denominated in Dollars may be converted to or continued as a Eurocurrency Advance, (ii) unless repaid, each Eurocurrency Advance denominated in Dollars shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Advance denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Advance with an Interest Period of one month. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the letter of credit fee payable pursuant to clause (i) of Section 2.4.5 shall be increased by 2% per annum above the fee otherwise applicable, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates and letter of credit fee set forth in clauses (i), (ii) and (iii) above shall be applicable to all Advances and Letters of Credit, respectively, without any election or action on the part of the Agent or any Lender.
2.13.    Method of Payment. (i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (local time) at the place of payment on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent’s Eurocurrency Payment Office for such currency.
(ii)    Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.
2.14.    Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.
(iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(iv)    Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the form of Exhibit C. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
2.15.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.
2.16.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances, commitment fees and letter of credit fees shall be calculated for actual days elapsed on the basis of a 360-day year, and interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions/Increases. Promptly after receipt thereof (and in any event by 1:00 p.m., Chicago time, on the applicable Borrowing Date with respect to a Borrowing Notice for a Floating Rate Advance), the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Commitment Increase Notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.18.    Lending Installations. Subject to Section 3.6, each Lender will book its Loans at the appropriate Lending Installation listed on the administrative information sheets provided to the Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.18. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Subject to Section 3.6, each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
2.19.    Non-Receipt of Funds by the Agent. (A)  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan, or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
(B)    If any Lender shall fail to make any payment or any Revolving Loan required to be made by it pursuant to Sections 2.4.2, 2.4.3, 2.5.4, 2.19(A) or 10.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender and for the benefit of the Agent, the Swing Line Bank or the Issuing Lenders to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in its discretion.
2.20.    Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3, or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent and, provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such shall agree, as of such date, to purchase for cash, in immediately available funds at a purchase price equal to 100% of their principal amount, the Advances and other Obligations owing to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
2.21.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance request to be made in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Agent prior to 10:00 a.m. on such Borrowing Date that it elects not to borrow on such date.
2.22.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

2.23.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(A)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6(A);
(B)    the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that, except as otherwise provided in Section 8.2, this clause (B) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(C)    If any Swing Line Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.4.4 for so long as such L/C Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any letter of credit fees to such Defaulting Lender pursuant to Section 2.4.5 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(A) and Section 2.4.5 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.4.5 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(D)    so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.4.4, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(C)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Agent, the Borrower, the Swing Line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
2.24.    Loan Modification Offers. (A)  The Borrower may, by written notice to the Agent, from time to time make up to three offers (the “Loan Modification Offer”) to all the Lenders to extend the final maturity date of such Lenders’ respective Revolving Loans and Commitments to a later maturity date (the “Modified Facility Termination Date”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower (each Lender that accepts the Loan Modification Offer, an “Accepting Lender”, and the Revolving Loans and Commitments of the Accepting Lenders, the “Modified Revolving Loans” and the “Modified Commitments”, respectively). The Loan Modification Offer shall set forth the proposed Modified Facility Termination Date, the date on which the Loan Modification Agreement (as defined below) is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of the Loan Modification Offer) and such other principal terms on which the Borrower proposes to enter into the Loan Modification Agreement.
(B)    The Borrower, each Accepting Lender and the Agent shall execute and deliver an amendment agreement (the “Loan Modification Agreement”) setting forth, to the extent applicable, (i) the designation of the Modified Revolving Loans and Modified Commitments, which shall be specified by the Agent, (ii) the Modified Facility Termination Date (which, for purposes of clarity, shall be applicable only to the Modified Revolving Loans and the Modified Commitments), (iii) the interest rate or rates and fees applicable to the Modified Revolving Loans and Modified Commitments and (iv) such additional amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the other provisions of the Loan Modification Agreement described in clauses (i) through (iii) of this paragraph, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender; provided that the Loan Modification Agreement shall not alter the rights of any Lender (other than the Accepting Lenders) in any manner that would not be permitted under Section 8.2 without the consent of such Lender unless such consent shall have been obtained. Notwithstanding the foregoing, the Loan Modification Agreement shall not become effective unless (x) the Agent shall have received a certificate of an Authorized Officer of the Borrower, dated as of the date of effectiveness of the Loan Modification Agreement, confirming compliance with the conditions precedent set forth in paragraphs (i) and (ii) of Section 4.2, (y) the Agent shall have received all legal opinions, documents and certificates reasonably requested by the Agent consistent with those delivered on the Closing Date and (z) such other conditions as the parties to the Loan Modification Agreement have agreed shall have been satisfied. The Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.

ARTICLE III
YIELD PROTECTION; TAXES
3.1.    Yield Protection. If any Change in Law shall:
(i)    subject the Agent, any Lender or any applicable Lending Installation to any taxes duties, levies, imposts, deductions, charges, assessments, fees or withholdings (other than Taxes or Excluded Taxes governed by Section 3.5) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(ii)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than any component of the Statutory Reserve Rate taken into account in determining the interest rate applicable to Eurocurrency Advances), or
(iii)    impose any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount reasonably deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by the Agent, such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within fifteen (15) days of demand by the Agent or such Lender, the Borrower shall pay the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such increased cost or reduction in amount received.
3.2.    Changes in Capital Adequacy Regulations. If a Lender (including any Lender in its capacity as the Issuing Lender) reasonably determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender reasonably determines is attributable to this Agreement, its Loans, its L/C Interests or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity).
3.3.    Availability of Types of Advances. If at the time that the Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Advance, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Advance for any reason, and the Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Eurocurrency Base Rate for such Interest Period for such

Eurocurrency Advance; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Agent for purposes of determining the Eurocurrency Base Rate for such Eurocurrency Advance, (i) if such Advance shall be requested in Dollars, then such Advance shall be made as an Floating Rate Advance and (ii) if such Advance shall be requested in any Foreign Currency, the Eurocurrency Base Rate shall be equal to the cost to each Lender to fund its pro rata share of such Eurocurrency Advance (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion, such rate, the “COF Rate”). If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Agent shall suspend the availability of Eurocurrency Advances (until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist) and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
3.4.    Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or converted on the date specified by the Borrower for any reason other than pursuant to Section 3.3 hereof or the default by one or more Lenders, the Borrower will indemnify each Lender (other than any Lender in default of its obligations under this Agreement) for any loss or cost actually incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance, but in any event not including lost profits.
3.5.    Taxes. (i)  All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction or withholding for any and all Taxes except as required by applicable law. Subject to Section 3.5(v) of this Agreement, if the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Agent within thirty (30) days after such payment is made.
(ii)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement, except any such taxes, charges or similar levies imposed with respect to an assignment (“Other Taxes”).
(iii)    Subject to Section 3.5(v) of this Agreement, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6 and delivers to the Borrower (with a copy to the Agent) either (A) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or Other Taxes or (B) a certificate as to the amount of such payment prepared in good faith.
(iv)    Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code (each a “Non-U.S. Lender”) agrees that it will, on or prior to the date of this Agreement (and in the case of a Transferee that is a Non-U.S. Lender, on or prior to the date such person acquires an interest in any Loan Document), (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN (or successor form), W-8ECI or W-8IMY (with all required documentation from each beneficial owner), or (ii) in the case of a Non-U.S. Lender claiming exemption from the withholding of United States federal income tax under Section 881(c) of the Code with respect to payments of “portfolio interest”, deliver two duly completed copies of United States Internal Revenue Service Form W-8BEN (or successor form) and a certificate representing that such Lender is not (A) a “bank” for purposes of Section 881(c) of the Code, (B) a ten-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) or (C) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), certifying in either case that such Lender is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date of this Agreement and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v)    For any period during which a Lender has failed to provide the Borrower with an appropriate form as required pursuant to clause (iv), above, or clause (viii) below, with respect to any payment under the Agreement (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date such Lender becomes a party to this Agreement), such Lender shall not be entitled to indemnification or any additional payments under this Section 3.5 with respect to Taxes imposed by the United States on such payment. If a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above or clause (viii), below, the Borrower shall take such steps as such Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(vi)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(vii)    Each Lender shall severally indemnify the Agent, within thirty (30) days after demand therefor, for (A) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), and (B) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.5(vii).
(viii)    On or prior to the date of this Agreement (and in the case of a Transferee that is a Non-U.S. Lender, on or prior to the date such person acquires an interest in any Loan Document), any Lender that is a United States person as defined in section 7701(a)(30) of the Code, including any Transferee that is a United States person, shall deliver to the Borrower (with a copy to the Agent) a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States and is not subject to backup withholding.
(ix)    If any Agent or Lender determines, in its reasonable judgment, that, based on a final determination, it has received a refund of, or a credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.5 of this Agreement, it shall pay over such refund or credit to the Borrower within ten (10) Business Days of the receipt of such refund or the use of such credit. This section shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or to any other Person.
(x)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(x), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
3.6.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT
4.1.    Initial Advance. The Lenders shall not be required to make the initial Loans hereunder unless:
(a)    The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart to this Agreement.
(b)    The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of each of (i) Latham & Watkins LLP and (ii) Shawn Soderberg, counsel for the Borrower, each in form and substance reasonably satisfactory to the Agent.
(c)    The Lenders, the Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(d)    The Agent shall have received such customary documents and certificates, all in form and substance reasonably satisfactory to the Agent and as further described in the list of closing documents attached as Schedule 4.1.
(e)    The Agent shall have received evidence satisfactory to it that the commitments under the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.
The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.2.    Each Advance and Letter of Credit. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Advance, and the Issuing Lender shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date or, in the case of a Letter of Credit, the date of issuance:
(i)    There exists no Default or Unmatured Default.
(ii)    The representations and warranties contained in Article V are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such Borrowing Date or date of issuance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Advance and each application with respect to each such Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2(i) and (ii) have been satisfied. Subject to Section 2.10, the conditions contained in this Section 4.2 shall not apply to the conversion or continuation of all or any portion of any outstanding Advance.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1.    Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own, operate and encumber its Property and to conduct its business, as presently conducted in each jurisdiction in which its business is conducted, except for any failure to be so authorized that could not reasonably be expected to have a Material Adverse Effect.
5.2.    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or equivalent) proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) violate the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) violate the provisions of any indenture, material instrument or material agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or (iv) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
5.4.    Financial Statements. The December 31, 2013 audited consolidated financial statements and the March 31, 2014 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments and the absence of notes.
5.5.    Material Adverse Change. Since December 31, 2013 there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
5.6.    Taxes. The Borrower and its Subsidiaries have filed all material United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. No tax liens have been filed and no claims are being asserted with respect to any such material taxes, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principals. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes are adequate in accordance with Agreement Accounting Principles.
5.7.    Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. As of the Closing Date, other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 or the footnotes thereto.
5.8.    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interest) duly authorized and issued and are fully paid and non-assessable. No Material Domestic Subsidiaries exist as of the Closing Date.
5.9.    ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: there are no Unfunded Liabilities under any Single Employer Plans; neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans; each Plan complies in all material respects with all applicable requirements of law and regulations; no Reportable Event has occurred with respect to any Plan; neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to reorganize or terminate any Plan.
5.10.    Accuracy of Information. The information, exhibits and reports furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole, do not contain any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in a manner relied upon by the Lenders to their detriment.

5.11.    Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation U.
5.12.    Material Agreements. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (other than agreements or instruments evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
5.13.    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
5.14.    Ownership of Properties. Except as set forth on Schedule 6.15, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries and all other Property material to the Borrower’s and its Subsidiaries’ businesses, except as sold or otherwise disposed of in the ordinary course of business. The Borrower and each Subsidiary (i) owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, and (ii) owns and/or possesses and/or has applied for all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the planned conduct of its business for the next six months, without any known conflict with the rights of others, except, with respect to clauses (i) and (ii), where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights could not reasonably be expected to have a Material Adverse Effect and/or subject the Borrower or any Subsidiary to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.
5.15.    Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans or issuance of Letters of Credit hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to “plan assets” of the Borrower and its Subsidiaries.
5.16.    Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.    [Reserved].
5.19.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to support compliance in all material respects with respect to Anti-Corruption Laws and applicable U.S. Sanctions, and other than matters disclosed to the Securities and Exchange Commission and the Department of Justice from May 2010 to the present, including matters pertaining to investigations in progress as of June 2014, the Borrower, its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable U.S. Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Advance, Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
5.20.    [Reserved].
5.21.    Post-Retirement Benefits. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any expected costs of post-retirement medical and insurance benefits payable to their employees and former employees, to the extent such costs are required to be estimated by the Borrower in accordance with Financial Accounting Standards Board Statement No. 106.
5.22.    Insurance. Schedule 5.22 accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Domestic Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.
5.23.    Reportable Transaction. The Borrower does not intend to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Financial Reporting

. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:
(i)    Within ninety (90) days after the close of each of its fiscal years, to the extent prepared to comply with SEC requirements, a copy of the Borrower’s report on SEC Form 10-K filed with the SEC for such fiscal year, or, if no such Form 10-K was filed by the Borrower, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.
(ii)    Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, to the extent prepared to comply with SEC requirements, a copy of the Borrower’s report on SEC Form 10-Q filed with the SEC for such fiscal quarter, or, if no such Form 10-Q was filed by the Borrower, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.
(iii)    As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year.
(iv)    Within ten (10) days after the delivery of the Financial Statements required under Section 6.1(i) and within fifteen (15) days after the delivery of the financial statements required under Section 6.1(ii), a compliance certificate in substantially the form of Exhibit A signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(v)    Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.
(vi)    As soon as possible and in any event within thirty (30) days after the Borrower knows that any Reportable Event that could reasonably be expected to have a Material Adverse Effect has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(vii)    As soon as possible and in any event within twenty (20) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(viii)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(ix)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(x)    Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.
(xi)    (A) Within five (5) Business Days after each purchase by the Borrower or any of its Subsidiaries of Margin Stock in the amount of $1,000,000 or more and (B) together with each delivery of a compliance certificate pursuant to Section 6.1(iv), a current list of all Margin Stock (and its current value) held by the Borrower or any of its Subsidiaries.
Information required to be delivered pursuant to clauses (i), (ii), and (viii) of this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (a) on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s Internet website at the website address listed on the signature page hereof or at another website identified in such notice and accessible to the Lenders without charge; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (x) the Borrower shall deliver paper copies of such information to any Lender that requests such delivery and (y) the Borrower shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
6.2.    Use of Proceeds
. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to make Permitted Acquisitions pursuant to the terms of this Agreement, for working capital and for other general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in violation of Regulation U. The Borrower will not knowingly request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.
6.3.    Notice of Default
. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
6.4.    Conduct of Business
. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business only in fields of enterprise substantially the same as or reasonably related to the fields of enterprise in which it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.5.    Taxes
. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal, if applicable, and applicable foreign, state and local material tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside if and to the extent required by Agreement Accounting Principles and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
6.6.    Insurance; Insurance and Condemnation Proceeds
. The Borrower shall maintain for itself and its Domestic Subsidiaries, or shall cause each of its Domestic Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 5.22 or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice.
6.7.    Compliance with Laws
. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.8.    Maintenance of Properties
. The Borrower will, and will cause each Subsidiary to, do all things necessary and commercially reasonable to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.9.    Inspection
. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers, in each case upon reasonable advance notice and at such reasonable times (during normal business hours) and intervals as the Agent may designate.

6.10.    Restricted Payments
. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower may make Restricted Payments deemed to occur upon the exercise of any stock option on a “net share” settlement basis by management or employees of the Borrower and its Subsidiaries, and (e) the Borrower and its Subsidiaries may make any other Restricted Payment so long as no Unmatured Default or Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a pro forma basis acceptable to the Agent) thereto and the aggregate amount of all such Restricted Payments during any fiscal year of the Borrower does not exceed $100,000,000; provided that such Dollar limitation shall not be applicable if at the time of the making of such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis acceptable to the Agent) thereto, the Leverage Ratio is equal to or less than 2.50 to 1.00.
6.11.    Indebtedness
. The Borrower will not, nor will it permit any Subsidiary to, create or incur any Indebtedness, except:
(i)    The Loans and Reimbursement Obligations.
(ii)    Indebtedness (other than Indebtedness of Foreign Subsidiaries and Intercompany Indebtedness) existing on the Closing Date and described in Part I of Schedule 6.11.
(iii)    Indebtedness arising under Rate Management Transactions and other Financial Contracts permitted by Section 6.25.
(iv)    The Permitted Notes and any Permitted Refinancing thereof.
(v)    Indebtedness (other than Intercompany Indebtedness) of Foreign Subsidiaries not exceeding $100,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding.
(vi)    Factoring of accounts and notes receivable of Foreign Subsidiaries, provided that (A) such receivables sold without recourse to the selling Foreign Subsidiary shall be sold on commercially reasonable terms and (B) the liabilities of such Foreign Subsidiaries with respect to such receivables sold with recourse to the selling Foreign Subsidiary shall not exceed $25,000,000 (or equivalent in foreign currencies) in the aggregate outstanding at any time.
(vii)    Indebtedness constituting Contingent Obligations permitted by Section 6.24.
(viii)    Indebtedness incurred pursuant to Sale and Leaseback Transactions, provided that at the time such transaction is entered into (A) no Default or Unmatured Default exists and (B) the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) on a pro forma basis as if such Sale and Leaseback Transaction were entered into at the beginning of the four-fiscal quarter period ending on such day would have been equal to or less than 3.00 to 1.00.
(ix)    Intercompany Indebtedness of the Borrower to any Subsidiary or of any Guarantor to the Borrower or any other Subsidiary or of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that if the Borrower or any Guarantor is the obligor on such Intercompany Indebtedness, such Intercompany Indebtedness shall be expressly subordinate to the payment in full of the Guaranteed Obligations in a manner reasonably satisfactory in form and substance to the Agent.
(x)    Intercompany Indebtedness of any Subsidiary that is not a Guarantor to the Borrower or any Guarantor (i) existing on the Closing Date and described on Part II of Schedule 6.11 or (ii) incurred after the Closing Date in the ordinary course of business.
(xi)    Other Intercompany Indebtedness, not otherwise permitted by clauses (ix) and (x) above, permitted by Section 6.14(iii).
(xii)    Indebtedness constituting purchase money Indebtedness or Capital Leases not exceeding $100,000,000 (or the equivalent amount in foreign currencies) in aggregate principal amount at any one time outstanding.
(xiii)    Indebtedness in respect of performance bonds, appeal bonds, surety bonds, completion guaranties, warranties, indemnities and similar obligations or owing to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty, or liability insurance, in each case incurred in the ordinary course of business.
(xiv)    Indebtedness arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations or earnout provisions in connection with dispositions or Acquisitions permitted hereunder.
(xv)    Banking Service Obligations and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business.
(xvi)    Other Indebtedness, provided that, at the time of and immediately after giving effect (including pro forma effect) to the incurrence of any such Indebtedness (including the application of any proceeds therefrom), the Borrower shall be in compliance with the covenants set forth in Section 6.26 on a pro forma basis reasonably satisfactory to the Agent.
(xvii)    Other Indebtedness (other than Intercompany Indebtedness), not otherwise permitted by clauses (i) through (xvi) above, not exceeding $5,000,000 in the aggregate outstanding at any one time.
6.12.    Merger
. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge (i) into the Borrower or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition or (iii) in connection with a disposition permitted hereunder, provided, that if a Guarantor merges with another Subsidiary, the surviving entity shall be a Guarantor other than in connection with a disposition of such Guarantor.

6.13.    Sale of Assets
. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all or substantially all of its Property to any other Person, except:
(i)    Sales of inventory in the ordinary course of business.
(ii)    Sales by the Borrower or Subsidiaries of accounts receivable and notes receivable permitted by Section 6.11(vi).
(iii)    Sales or other dispositions of Property in connection with Sale and Leaseback Transactions permitted by Section 6.11(viii).
(iv)    Equipment or other assets traded in or exchanged for replacement assets.
(v)    [Reserved].
(vi)    Dividends or distributions permitted by Section 6.10.
(vii)    Dispositions of Property that constitute Investments permitted by Section 6.14.
(viii)    Sales or other distributions of Property by the Borrower to any Guarantor or by any Guarantor to the Borrower or any other Guarantor or by any Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary.
6.14.    Investments and Acquisitions
. The Borrower will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i)    Cash Equivalent Investments.
(ii)    Investments in Equity Interests in Subsidiaries existing on the Closing Date; Intercompany Indebtedness permitted by Section 6.11 (other than clause (xi) thereof); Intercompany Indebtedness of any Subsidiary to the Borrower which is incurred in the ordinary course of business; and other Investments existing on the Closing Date and described in Schedule 6.14.
(iii)    Investments by the Borrower or any Guarantor in Subsidiaries other than Guarantors, in addition to Investments permitted by clause (ii) above not to exceed the greater of (A) the sum of (I) $100,000,000 (or equivalent in foreign currencies) plus (II) the cumulative amount of repayments of principal, returns of capital and dividends received by the Borrower or any Guarantor from Subsidiaries other than Guarantors on Investments (including existing Investments) in such Subsidiaries and (B) 15% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of such Investment. To the extent that the Borrower or any Guarantor makes an Investment in a Subsidiary by converting Intercompany Indebtedness of such Subsidiary to an Equity Interest or Equity Interests in such Subsidiary, such conversion shall not be deemed to be a new Investment for purposes of this clause (iii).

(iv)    Investments in the Borrower and in Subsidiaries that are Guarantors, and Investments by Subsidiaries that are not Guarantors in the Borrower or other Subsidiaries.
(v)     (A) Permitted Acquisitions and (B) Investments by the Borrower or any Guarantor in Subsidiaries other than Guarantors to be used to fund Permitted Acquisitions, provided that in each case no Default or Unmatured Default exists before or after giving effect to such Permitted Acquisition.
(vi)    Investments constituting Rate Management Transactions and Financial Contracts permitted by Section 6.25.
(vii)    Investments constituting Contingent Obligations (or payments thereon) permitted by Section 6.24.
(viii)    Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary.
(ix)    Specified Investments.
(x)    Other Investments not otherwise permitted by clauses (i) through (ix) above, in an aggregate outstanding amount not exceeding 25% of Consolidated Tangible Net Worth as of the most recently ended fiscal quarter for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of such Investment.
6.15.    Liens
. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(i)    Liens for taxes, assessments or governmental charges (other than Liens imposed by the PBGC) or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.
(ii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.
(iii)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security benefits, or similar legislation.
(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)    [Reserved].
(vi)    Liens on property of Foreign Subsidiaries in connection with banker’s acceptances with maturities not in excess of 180 days.
(vii)    Liens on accounts and notes receivable of Foreign Subsidiaries securing loans and advances to Foreign Subsidiaries permitted by Section 6.11.
(viii)    Liens against equipment, property, or plant leased by the Borrower or any Subsidiary in favor of the lessor thereof.
(ix)    Purchase money Liens and Liens to secure Capital Leases to secure Indebtedness permitted hereunder, and extensions, renewals and refinancing thereof so long as the principal amounts thereof are not increased.
(x)    Liens to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and surety bonds and other similar obligations in the ordinary course of business and judgment liens to the extent such judgment would not constitute a Default under Section 7.9.
(xi)    Liens on documents and related property arising in connection with trade letters of credit in the ordinary course of business.
(xii)    Liens (excluding liens permitted under clauses (i) through (xi) above) existing on the Closing Date and listed on Schedule 6.15 hereto.
(xiii)    Liens (excluding liens permitted under clauses (i) through (xii) above and clause (xiv) below) to secure obligations of the Borrower or any Subsidiary, the principal amount of which does not exceed at any one time the greater of (A) $30,000,000 and (B) 9% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of the incurrence of any such Lien.
(xiv)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business.
6.16.    [Reserved]
.
6.17.    Limitation on Payment Restrictions Affecting Subsidiaries
. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of its Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Borrower or any of its Subsidiaries, except:

(i)    restrictions imposed by the agreements and instruments governing or evidencing the Permitted Notes or any Permitted Refinancing thereof and restrictions imposed by the agreements and instruments governing or evidencing Indebtedness permitted by Section 6.11(xvi) so long as, in the case of any such Indebtedness, such prohibition or limitation is customary for such Indebtedness,
(ii)    restrictions imposed by applicable law,
(iii)    existing restrictions under Indebtedness of any Subsidiary outstanding on the Closing Date,
(iv)    restrictions under any Acquired Indebtedness not incurred in violation of any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Borrower or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,
(v)    restrictions with respect solely to any of its Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,
(vi)    restrictions on transfer contained in purchase money Indebtedness; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such purchase money Indebtedness,
(vii)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business,
(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,
(ix)    in connection with and pursuant to permitted refinancings, replacements of restrictions imposed pursuant to clauses (iii), (iv) or (vi) or this clause (ix) of this Section 6.17 that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and
(x)    restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with this Agreement; provided, that such restrictions relate only to one or more Foreign Subsidiaries.
Notwithstanding the foregoing, (A) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (B) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Agreement may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.
6.18.    [Reserved]

.
6.19.    Affiliates
. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Wholly-Owned Subsidiaries) except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction or (b) transactions with Affiliates specifically permitted hereunder.
6.20.    Unfunded Liabilities
. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will not permit any Unfunded Liabilities to exist under any Plan.
6.21.    [Reserved]
.
6.22.    [Reserved]
.
6.23.    Sale and Leaseback Transactions
. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction other than Sale and Leaseback Transactions permitted by Section 6.11(viii).
6.24.    Contingent Obligations
. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guaranties of Indebtedness permitted by Section 6.11, provided that only Guarantors shall guarantee (x) Permitted Notes and (y) Material Indebtedness incurred pursuant to Section 6.11(xvi), (iii) guaranties by the Borrower or any Subsidiary of employee credit card obligations in the ordinary course of business, (iv) recourse obligations in connection with the factoring of accounts and notes receivable of Foreign Subsidiaries, (v) guaranties and other Contingent Obligations of the Borrower or any Subsidiary with respect to obligations of any Subsidiary and (vi) other Contingent Obligations not otherwise permitted by clauses (i) through (v) above not exceeding $25,000,000 in the aggregate outstanding at any one time.
6.25.    Financial Contracts
. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Financial Contracts pursuant to which the Borrower or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.
6.26.    Financial Covenants

.
6.26.1.    Interest Coverage Ratio
. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 4.00 to 1.00 for each fiscal quarter ending on or after June 30, 2014.
6.26.2.    Leverage Ratio
. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be greater than 3.50 to 1.00 for each fiscal quarter ending on or after June 30, 2014.
6.26.3.    Pro Forma Calculation
. In the event that the Borrower or any Subsidiary shall have consummated a Permitted Acquisition or an Investment in a joint venture during any four fiscal quarter period for which any financial covenant contained in this Section 6.26 is calculated, such financial covenant shall be calculated as if such Permitted Acquisition or Investment (including any Indebtedness incurred in connection therewith) had been consummated on the first day of such four fiscal quarter period, provided that the Borrower shall not include such Permitted Acquisition or Investment in the calculation of Consolidated EBITDA, unless the Borrower shall have delivered to the Lenders, at or prior to the time financial statements as of the last day of such four fiscal quarter period are delivered to the Lenders pursuant to Section 6.1, the most recently audited and unaudited financial statements of the acquired business or Person or joint venture, as the case may be, for such period and presented in conformity with generally accepted accounting principles of the applicable jurisdiction. Prior to the consummation of any Permitted Acquisition for Consideration in excess of $50,000,000 or at any time the Borrower has consummated Permitted Acquisitions having Consideration of more than $100,000,000 in the aggregate since the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Borrower shall deliver to the Agent a certificate signed on behalf of the Borrower by its Chief Financial Officer or Treasurer setting forth the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.1 calculated on a pro forma basis as if such Permitted Acquisition were entered into at the beginning of the four-fiscal quarter period and otherwise in accordance with the provisions set forth in this Section 6.26.4.
6.27.    Fiscal Year
. The Borrower shall not, and shall not permit any Subsidiary to, change the fiscal year of the Borrower or any Subsidiary.
6.28.    Guarantors
. If at any time on or after the Closing Date, any one or more Domestic Subsidiaries shall constitute a Material Domestic Subsidiary, the Borrower shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary or Subsidiaries became a Material Domestic Subsidiary. A Subsidiary with respect to which the Borrower complies with this Section may be excluded in determining whether one or more Subsidiaries collectively constitute a Material Domestic Subsidiary. Within ninety (90) days (or such later date as may be agreed upon by the Agent) after the date specified in such notice, the Borrower shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a Guaranty (or a joinder thereto in the form contemplated thereby), together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, if the Borrower acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Borrower may, as an alternative to complying with the preceding sentence, within ninety (90) days (or such later date as may be agreed upon by the Agent) after the consummation of such Permitted Acquisition, cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Borrower or a Guarantor.

ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
7.2.    Nonpayment. Nonpayment of principal of any Loan or Reimbursement Obligation when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.
7.3.    Breach of Certain Covenants. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.19, 6.21, 6.23, 6.24, 6.25, 6.26, or 6.28; or the breach by the Borrower of any of the terms and conditions of Section 6.1, 6.3, 6.6 or 6.9 which is not remedied within ten (10) days.
7.4.    Other Defaults. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after written notice from the Agent or the Required Lenders.
7.5.    Defaults as to Other Indebtedness. (i) Failure of the Borrower or any of its Subsidiaries to pay when due (after taking into account any applicable grace periods) any Indebtedness (other than Indebtedness owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary and other than Rate Management Obligations) outstanding in a principal amount aggregating in excess of $40,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries then outstanding in a principal amount in excess of $40,000,000 shall be declared to be due and payable or required to be prepaid or repurchased (other than by regularly scheduled payment and other than in connection with any Permitted Refinancing) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or (ii) the occurrence of an early termination under any Rate Management Transaction resulting from (A) any event of default under such Rate Management Transaction as to which the Borrower or any Subsidiary is the defaulting party or (B) any termination event as to which the Borrower or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Borrower or such Subsidiary as a result thereof is in excess of $40,000,000 and remains unpaid.

7.6.    Voluntary Bankruptcy. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file (by the deadline for such filing) an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith and in a reasonably timely manner any appointment or proceeding described in Section 7.7.
7.7.    Involuntary Bankruptcy. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and in each case such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.    Attachments. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9.    Judgments. The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $40,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith in a reasonably timely manner.
7.10.    ERISA; Withdrawal Liability. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.
7.11.    ERISA; Plan Reorganization/Termination. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.
7.12.    Change in Control. Any Change in Control shall occur.
7.13.    Guaranty. Any Guarantor shall take any action to revoke or discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that is has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Issuing Lender or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.2.    Amendments.
(a)    Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, (x) without the consent of the Agent, the Swing Line Lender and the Issuing Lender, amend any provision of Section 2.23 hereof or (y) without the consent of each Lender directly affected thereby:
(i)    Except pursuant to Section 2.24, extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan, postpone the date fixed for any payment of Reimbursement Obligations, forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees hereunder (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)).
(ii)    Reduce the percentage specified in the definition of Required Lenders or amend the definition of Pro Rata Share.

(iii)    Except pursuant to Section 2.24, (A) extend the Facility Termination Date or (B) reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8, or (C) increase the amount of the Aggregate Commitment (except pursuant to Section 2.6(B)) or (D) increase the amount of the Commitment of any Lender hereunder, or (E) reduce the Aggregate Commitment other than ratably among the Lenders having Commitments (other than a non-ratable reduction of the Aggregate Commitment in respect of the Commitment of a Defaulting Lender), or (F) permit the Borrower to assign its rights under this Agreement.
(iv)    Amend this Section 8.2 (or any provision of this Agreement that explicitly requires the consent of each Lender prior to any action or inaction).
(v)    Release any Guarantor, except in connection with a disposition of Equity Interests of a Guarantor otherwise permitted by the Loan Documents.
(vi)    Amend the ratable treatment among the Lenders under Section 11.2 hereof.
No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Issuing Lender shall be effective without the written consent of the Issuing Lender. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a)(i), (a)(ii), (a)(iii)(A) or (a)(iii)(D) of this Section 8.2 and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(b)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(c)    Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
8.3.    Preservation of Rights. No delay or omission of the Lenders, the Issuing Lender or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower, and the Issuing Lender shall not be obligated to issue any Letter of Credit for the account of the Borrower, in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.
9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.    Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any reasonable out-of-pocket expenses (including reasonable fees and expenses of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Issuing Lender and the Lenders for any reasonable out-of-pocket expenses (including reasonable fees, time charges and expenses of attorneys for the Agent, the Issuing Lender and the Lenders, which attorneys may be employees of the Agent) paid or incurred by the Agent, the Issuing Lender or any Lender in connection with the collection and enforcement of the Loan Documents.
(ii)    The Borrower hereby further agrees to indemnify the Agent, the Arranger, the Issuing Lender, each Lender, their respective Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the Issuing Lender, any Lender or any of their respective affiliates is a party thereto) which any of them may pay or incur arising out of or relating to any litigation, investigation, claims or proceedings which arise out of or are related to this Agreement, the other Loan Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Loan hereunder, or the issuance of any Letter of Credit hereunder or the direct or indirect application or proposed application of the proceeds of any drawing thereunder, except to the extent that such losses, claims, damages, penalties, judgments, liabilities and expenses are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification or any affiliate of such party. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
9.7.    Numbers of Documents. All material documents hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuing Lender and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any advisory, agent or fiduciary responsibilities to the Borrower or any of its Affiliates or any other Person. No Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents. Each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Neither the Agent, the Arranger, the Issuing Lender nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or any affiliate of such party. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
9.11.    Confidentiality. Each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business) and to other Lenders and their respective Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) as may be required or appropriate, to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) as may be required or appropriate, to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or securitization transactions or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.12.    Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or one or more Affiliates are or may become direct or indirect equity investors in the Borrower, and each Lender hereby waives any liability of JPMorgan or any of its Affiliates to such Lender arising out of or resulting from such investments or relationships, other than liabilities arising out of the gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, of JPMorgan or its Affiliates.
9.13.    Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loan provided for herein.
9.14.    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X
THE AGENT
10.1.    Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders (including the Issuing Lender, and each reference in this Article X to a Lender shall include the Issuing Lender) as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.
10.3.    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person or any affiliate of such Person.
10.4.    No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
10.5.    Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or all of the Lenders, as applicable. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the

Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
10.8.    Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.
10.10.    Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.
10.11.    Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent, the

Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
10.12.    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent. Any appointment of a successor Agent shall be subject to the Borrower’s consent, which shall not be unreasonably withheld or delayed, provided that such consent shall not be required at any time that a Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of the Agent, the provisions of this Article X shall continue in effect for the benefit of the Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. The Agent may not be removed or replaced at any time without its prior written consent. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
10.13.    Agent’s Fee. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated May 14, 2014, or as otherwise agreed from time to time.
10.14.    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Article IX and Article X.
10.15.    Guarantor Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of any Guarantor which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.
10.16.    Co-Agents, etc. Neither the Co-Syndication Agents nor the Co-Documentation Agents nor any Co-Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders or the Issuing Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, other than trust accounts) and any other Indebtedness at any time held or owing by any Lender or the Issuing Lender or any Affiliate of any Lender or the Issuing Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender or the Issuing Lender, whether or not the Obligations, or any part hereof, shall then be due.
11.2.    Ratable Payments. Subject to Section 2.23, if any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
11.3.    Application of Payments. So long as a Default shall have occurred and be continuing, or if the Borrower shall otherwise fail to direct the application of payments hereunder, the Agent shall, unless otherwise specified at the direction of the Required Lenders, which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments (other than prepayments pursuant to Section 2.8(A)) in respect of any Obligations in the following order:
(A)    first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;
(B)    second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;
(C)    third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Lender;
(D)    fourth, to pay interest due in respect of Swing Line Loans;
(E)    fifth, to pay interest due in respect of Loans (other than Swing Line Loans) and Reimbursement Obligations;
(F)    sixth, to the ratable payment or prepayment of principal outstanding on the Swing Line Loans;

(G)    seventh, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations, Rate Management Obligations and Banking Services Obligations in such order as the Agent may determine in its sole discretion; and
(H)    eighth, to the ratable payment of all other Obligations.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Loans with those Eurocurrency Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and other Holders of Guaranteed Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person, provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the consent of the Swing Line Lender. The order of priority set forth in clauses (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.
11.4.    Relations Among Lenders.
Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Lender and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, (ii) any assignment by any Lender must be made in compliance with Section 12.3 and (iii) any assignment or delegation of duties by the Agent shall be made only in compliance with Article X. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required

to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
12.2.1.    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities that are not Ineligible Institutions or competitors of the Borrower or any Subsidiary in any of their respective lines of business (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and L/C Interests and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents; provided, however, that each Participant shall comply with Section 3.5 as though it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). In addition, each Lender that sells a participation shall, acting for this purpose only as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, L/C Interests or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, L/C Interest or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Interest or Commitment, extends the Facility Termination Date (except as set forth in Section 2.24), postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, L/C Interest or Commitment, postpones the expiry date of any Letter of Credit beyond the Facility Termination Date, releases any guarantor (except in connection with a disposition of Equity Interests of a Guarantor otherwise permitted by the Loan Documents) of any such Loan or Reimbursement Obligation or releases all or substantially all of the collateral, if any, securing any such Loan or Reimbursement Obligation.

12.2.3.    Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
12.3.    Assignments.
12.3.1.    Permitted Assignments. Any Lender or the Issuing Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities that are not Ineligible Institutions or competitors of the Borrower or any Subsidiary in any of their respective lines of business (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations under this Agreement. Such assignment shall be made pursuant to an Assignment and Assumption. The consent of the Borrower, so long as no Default exists, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof). The consent of (i) the Agent, (ii) the Swing Line Lender and (iii) provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such shall be required prior to any assignment. Any consent required under this Section 12.3.1 shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an affiliate thereof shall (unless the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or its outstanding Loans and L/C Interests (if the applicable Commitment has been terminated). The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The Agent shall, acting for this purpose only as an agent of the Borrower, maintain a copy of each assignment and acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment or/and the principal amount (and stated interest) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.
12.3.2.    Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment and Assumption in respect of the applicable assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment and Assumption shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Interests under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and L/C Interests assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender or the assigning Lender shall cause the Transferee, concurrently with the effectiveness of such transfer or assignment, to comply with the provisions of Section 3.5.
ARTICLE XIII
NOTICES
13.1.    Notices; Electronic Communication.
13.1.1.    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at 1000 Alfred Nobel Drive, Hercules, California 94547, Attention of Treasurer (Telecopy No. (510) 741-5815; Telephone No. (510) 741-6142), with a copy to Attention of General Counsel (Telecopy No. (510) 741-5865);
(ii)    if to the Agent, (A) in the case of borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Duyanna Goodlet (Telecopy No. (888) 303-9732) and (B) in the case of borrowings denominated in any other Agreed Currency, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 560 Mission Street, 19th Floor, San Francisco, California, Attention of Alex Rogin (Telecopy No. (415) 315-5722);
(iii)    if to JPMorgan as an Issuing Lender, to it at JPMorgan Chase Bank, N.A., Sarjapur Outer Ring Rd, Vathur Hobli, Floor 04, Bangalore, 560 087 India, Attention of Dinesh Chandrasekaran (Telecopy No. (312) 256-2608), or in the case of any other Issuing Lender, to it at the address and telecopy number specified from time to time by such Issuing Lender to the Borrower and the Agent;
(iv)    if to the Swing Line Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Duyanna Goodlet (Telecopy No. (888) 303-9732));
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in Section 13.1.2, shall be effective as provided in such Section.

13.1.2.    Electronic Communications.
(i)    Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (2), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
13.1.3.    Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
13.1.4.    Electronic Systems.
(i)    The Borrower agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Lenders or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

ARTICLE XIV
COUNTERPARTS
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK

COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, THE ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
15.3.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIO-RAD LABORATORIES, INC.,
as the Borrower

By:	/s/ Ronald W. Hutton
Name: Ronald W. Hutton
Title: Vice President and Treasurer

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Lender, as the Swing Line Lender and as Administrative Agent

By:	/s/ Alex Rogin
Name: Alex Rogin
Title: Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

UNION BANK, N.A., individually as a Lender and as a Co-Syndication Agent

By:	/s/ Spencer Hughes
Name: Spencer Hughes
Title: Managing Director

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Darin Mullis
Name: Darin Mullis
Title: Director

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

BANK OF AMERICA, N.A., individually as a Lender and as a Co-Documentation Agent

By:	/s/ John C. Plecgue
Name: John C. Plecgue
Title: Senior Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent

By:	/s/ Janet K. Lee
Name: Janet K. Lee
Title: Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

BANK OF THE WEST, as a Lender

By:	/s/ Brian S. O’Melveny
Name: Brian S. O'Melveny
Title: Sr. Relationship Mgr.

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

CITIBANK, N.A., as a Lender

By:	/s/ Patricia Guerra Heh
Name: Patricia Guerra Heh
Title: Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

RBS CITIZENS, N.A. as a Lender

By:	/s/ Darren Wee
Name: Darren Wee
Title: Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David C. Mruk
Name: David C. Mruk
Title: Vice President

Signature Page to Credit Agreement
Bio-Rad Laboratories, Inc.

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

To:    The Lenders party to the
Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June 20, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Bio-Rad Laboratories, Inc. (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement. Accounting terms not otherwise defined herein or in the Agreement have the meanings ascribed to them in conformity with Agreement Accounting Principles.
THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF THE BORROWER THAT:
1.    I am the duly elected [Chief Financial Officer] [Treasurer] of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements (the fiscal quarter ended on the last day of the accounting period covered by the attached financial statements is referred to below as the “Fiscal Quarter”);
3.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4.     Schedule I [and Schedule II] attached hereto set[s] forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; [and]
5.    Pursuant to Section 6.1(xi) of the Credit Agreement, attached hereto as Annex A is a current list of Margin Stock held by the Borrower or any of its Subsidiaries. Such Margin Stock is valued at $____________ as of _______ ___, 20__[.] [; and]
[6.    Attached hereto as Annex B is a good standing certificate (dated within thirty (30) days of the date of this Compliance Certificate) for the Borrower and each Guarantor (if any) from the appropriate governmental officer in such party’s jurisdiction of organization.]
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
_________________________
1 To be included for the Compliance Certificate accompanying the annual audited financial statements.
ACTIVE 201583612v.4

The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ___ day of _________, 20___.

BIO-RAD LABORATORIES, INC.

By:_______________________________
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE
I.    NEGATIVE COVENANTS
A.    RESTRICTED PAYMENTS (Section 6.10)

(1)	State whether during the Fiscal Quarter the Borrower or any of its Subsidiaries has made any Restricted Payment in reliance on clause (e) of Section 6.10.
Yes/No

(2)
If the answer to question (A)(1) is yes, state below in (a) the amount of such Restricted Payments during the Fiscal Quarter and in (b) the aggregate amount of such Restricted Payments since the beginning of the fiscal year in which the Fiscal Quarter occurred:

(a)    Amount of such Restricted Payments during Fiscal Quarter    $ __________
(b)    Aggregate amount of such Restricted Payments during
fiscal year to date                        $ __________

(c)	[Maximum permitted aggregate amount of such
Restricted Payments during any fiscal year]            [$100,000,000]

B.	INDEBTEDNESS (Section 6.11) (calculated, except for item (6) below as of the last day of the Fiscal Quarter)

(1)	Indebtedness (other than Intercompany Indebtedness) of
Foreign Subsidiaries (Section 6.11(v))                    $__________

(2)    Liabilities of Foreign Subsidiaries with respect to
receivables sold with recourse by Foreign
Subsidiaries (Section 6.11(vi))                        $__________

(3)    Indebtedness constituting purchase money Indebtedness
and/or Capital Leases (Section 6.11(xii))                $__________

(4)    Other Indebtedness (Section 6.11(xvii))                $__________

(5)	State whether during the Fiscal Quarter the Borrower or any of its Subsidiaries has entered into a Sale and Leaseback Transaction pursuant to Section 6.11(viii).
Yes/No
___________________________________

2 Pursuant to Section 6.10(e) of the Credit Agreement, such Dollar limitation shall not be applicable if at the time of the making of such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis acceptable to the Agent) thereto, the Leverage Ratio is equal to or less than 2.50 to 1.00.

(6)
If the answer to question (B)(5) is yes, describe in reasonable detail on Schedule II hereto the date, nature and amount of the applicable transaction, and state below the Leverage Ratio, calculated on a pro forma basis for the applicable four-quarter period (describe in reasonable detail on Schedule II hereto such pro forma adjustments to the Leverage Ratio with respect to such four-quarter period):

(a)	Pro forma Leverage Ratio ____ to 1.00
(b)    Maximum permitted Leverage Ratio                3.00 to 1.00
C.    INVESTMENTS (Section 6.14)

(1)	State whether during the Fiscal Quarter the Borrower or any Guarantor made any Investments in Subsidiaries other than Guarantors pursuant to Section 6.14(iii).
Yes/No

(2)
If the answer to question (D)(1) is yes, describe in reasonable detail on Schedule II hereto the date, nature and amount of each such Investment, the cumulative amount of Investments pursuant to Section 6.14(iii) since the Closing Date, and the cumulative amount of repayments and returns on Investments in such Subsidiaries since the Closing Date.

(3)	State whether during the Fiscal Quarter the Borrower or any of its Subsidiaries made any Investments pursuant to Section 6.14(x).
Yes/No

(4)
If the answer to question (D)(3) is yes, describe in reasonable detail on Schedule II hereto the date, nature and amount of each such Investment, the cumulative amount of Investments pursuant to Section 6.14(x) since the Closing Date, and the cumulative amount of repayments and returns on such Investments since the Closing Date.

E.	LIENS (Section 6.15(xiii))
Aggregate principal amounts of obligations outstanding
as of the last day of the Fiscal Quarter secured by Liens
not otherwise permitted by Sections 6.15(i) through (xii) and (xiv)    $_________
Maximum permitted amount is the greater of (A) $30,000,000 and (B) 9% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been made available under Section 6.1 of the Credit Agreement at the time of the incurrence of any such Lien
.    CONTINGENT OBLIGATIONS (Section 6.24(vi))
Aggregate amount of Contingent Obligations outstanding
as of the last day of the Fiscal Quarter not otherwise
permitted by Section 6.24                        $__________
Maximum permitted amount                        $25,000,000

II.	FINANCIAL COVENANTS

A.	MINIMUM INTEREST COVERAGE RATIO (Section 6.26.1)
Calculate the interest coverage ratio for the four-quarter period ended on the last day of the Fiscal Quarter, and calculated, with respect to Permitted Acquisitions and joint ventures, on a pro forma basis, as follows (describe in reasonable detail on Schedule II hereto pro forma adjustments for Permitted Acquisitions and joint ventures, if any, during such four-quarter period):
Consolidated EBITDA
+/–    Consolidated Net Income (Loss)                $__________

+	to the extent deducted from revenues in determining Consolidated Net Income:
+    Consolidated Interest Expense                    +__________

+	non-cash interest expense +__________
+    expenses for income taxes paid or accrued            +__________
+    depreciation expense                        +__________
+    amortization expense                        +__________
+    extraordinary, unusual or non-recurring losses        +__________

+    non-cash expenses and non-cash charges or losses        +__________
+    Specified Litigation Costs                    +__________

–	to the extent included in Consolidated Net Income:

–	extraordinary gains and gains from discontinued
operations, all net of tax and to the extent realized         –__________

–	any cash payments made during such period in respect
of items described in clause (vi) of the definition of
Consolidated EBITDA subsequent to the fiscal quarter
in which the relevant non-cash expenses or non-cash
charges or losses were incurred                –__________

The items set forth above to be added to and subtracted from Consolidated Net Income with respect to any Subsidiary shall be added or subtracted only to the extent and in the same proportions that (a) the net income of such Subsidiary was included in the calculation of Consolidated Net Income, if such Subsidiary is not a Wholly-Owned Subsidiary and (b) the Consolidated EBITDA of such Subsidiary (calculated as if such Subsidiary were the “Borrower”) is permitted to be paid or distributed as a dividend, advance, loan or other distribution to the Borrower. With regard to the net income of any entity in which the Borrower or a Subsidiary owns an Equity Interest but such Equity Interest is insufficient to cause such entity to be deemed a “Subsidiary” hereunder, the net income of such entity shall not be included in the calculation of Consolidated Net Income except to the extent that such net income was paid or distributed to the Borrower or the Subsidiary, as applicable, as a dividend or other distribution on such entity’s Equity Interest.
Consolidated EBITDA                        =$_________
Consolidated Interest Expense
Consolidated Interest Expense                      $_________
(a)    Actual interest coverage ratio for
Fiscal Quarter                            ____ to 1.00
(b)    Minimum permitted interest coverage
ratio for Fiscal Quarter                         4.00 to 1.00
B.    MAXIMUM LEVERAGE RATIO (Section 6.26.2)
Calculate the Leverage Ratio for the four-fiscal quarter period ended on the last day of the Fiscal Quarter, and calculated, with respect to Permitted Acquisitions and joint ventures, on a pro forma basis, as follows (describe in reasonable detail on Schedule II hereto pro forma adjustments for Permitted Acquisitions and joint ventures, if any, during such four-quarter period):
Consolidated Funded Indebtedness as of the last day of the
Fiscal Quarter (including any undrawn amounts available under issued Letters of Credit but excluding any Rate Management
Obligations and similar obligations under other
Financial Contracts)                            $_________

Consolidated EBITDA                            $_________
(a)    Actual Leverage Ratio for Fiscal Quarter            ____ to 1.00
(b)    Maximum permitted Leverage Ratio for
Fiscal Quarter                            3.50 to 1.00

______________________
3 Pursuant to the definition of “Leverage Ratio” in the Credit Agreement, the numerator of such ratio is Consolidated Funded Indebtedness minus the lesser of (A) the sum of all unencumbered cash and Cash Equivalent Investments of the Borrower held on deposit in the United States of America and (B) $100,000,000.

SCHEDULE II TO COMPLIANCE CERTIFICATE
[Add detail as applicable]

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender]

3.	Borrower:	Bio-Rad Laboratories, Inc.

4.	Agent:	JPMorgan Chase Bank, N.A.	, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 20, 2014 among the Borrower, the financial institutions party thereto as Lenders, the Agent, and the other agents party thereto.
6.	Assigned Interest:

[4] Select as applicable.

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
____________		$	$	_______%
____________		$	$	_______%
____________		$	$	_______%

7.	Trade Date:

Effective Date: ____________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:
[Consented to and] Accepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	______________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Principal Issuing Lender
By: ______________________________
Name:
Title:
_____________________
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, etc.)
7 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
8 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:]

BIO-RAD LABORATORIES, INC.
By:	______________________________
Name:
Title:

9 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, but giving effect to Federal laws applicable to national banks.

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
ADMINISTRATIVE QUESTIONNAIRE
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

SCHEDULE I TO ASSIGNMENT AND ASSUMPTION AGREEMENT
US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS
(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT C

FORM OF REVOLVING NOTE
_________, 20___
BIO-RAD LABORATORIES, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [________] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of June 20, 2014 (which, as it may be amended, restated, supplemented or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender and the Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
The Borrower hereby waives presentment, demand, protest and any notice (except as to notice specifically set forth in the Agreement) of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall be governed by, and construed in accordance with, the law of the State of New York, but giving effect to Federal laws applicable to national banks.
BIO-RAD LABORATORIES, INC.

By: ________________________________
Name:
Title: Treasurer

SCHEDULE OF REVOLVING LOANS AND PAYMENTS
OF PRINCIPAL TO
NOTE OF BIO-RAD LABORATORIES, INC.,
DATED JUNE 20, 2014,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT D

FORM OF COMMITMENT AND ACCEPTANCE

Dated [_______]
Reference is made to the Credit Agreement dated as of June 20, 2014 (as the same may be amended, modified supplement or restated from time to time, the “Credit Agreement”) among Bio-Rad Laboratories, Inc. (the “Borrower”), the financial institutions party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as contractual representative for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to Section 2.6 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitment from $______________ to $_____________. Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) _________, ____ and (ii) the date on which the conditions precedent set forth in Section 2.6 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Borrower, the Administrative Agent and _________________ (the “Accepting Lender”) hereby agree as follows:
1.    Effective as of the Effective Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Lender under the Credit Agreement shall be increased from $_________ to the] amount set forth opposite the Accepting Lender’s name on the signature page hereof.
[2.    The Accepting Lender hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]
3.    The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties in the Loan Documents shall be true and correct in all material respects as though made on such date (unless such representations and warranties specifically relate to an earlier date) and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.
4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BIO-RAD LABORATORIES, INC.

By: ____________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: ____________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Principal Issuing Lender

By: ____________________________
Name:
Title:

COMMITMENT            ACCEPTING LENDER
$                        [ACCEPTING LENDER]
By: ____________________________
Name:
Title:

Reaffirmations of Guarantors
Each of the undersigned hereby acknowledges receipt of the foregoing Commitment and Acceptance. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Commitment and Acceptance. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the undersigned reaffirms the terms and conditions of the [Guaranty] dated as of [________] executed by it and acknowledges and agrees that such [Guaranty] and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so amended by the Commitment and Acceptance and as the same may from time to time hereafter be amended, modified or restated. The failure of any Guarantor to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the Guarantors hereunder or under the [Guaranty].

[GUARANTORS]

By: ____________________________
Name:
Title:

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurocurrency Rate	1.125%	1.250%	1.500%	1.750%	2.000%
Floating Rate	0.125%	0.250%	0.500%	0.750%	1.000%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.125%	0.150%	0.200%	0.250%	0.350%
Letter of Credit Fee	1.125%	1.250%	1.500%	1.750%	2.000%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.75 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.
“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five (5) Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) Business Days after such Financials are so delivered. Notwithstanding the foregoing, Level II shall be deemed to be applicable with respect to the Applicable Margin and the Applicable Fee Rate until the Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Closing Date (unless such financial statements demonstrate that Level III, IV or V should have been applicable during such period, in which case such other Level shall be deemed to be applicable during such period) and adjustments to the Status then in effect shall thereafter be effected in accordance with the preceding sentences.

COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$30,000,000
UNION BANK, N.A.	$25,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$25,000,000
BANK OF AMERICA, N.A.	$25,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$25,000,000
BANK OF THE WEST	$17,500,000
CITIBANK, N.A.	$17,500,000
RBS CITIZENS, N.A.	$17,500,000
U.S. BANK NATIONAL ASSOCIATION	$17,500,000
TOTAL COMMITMENTS	$200,000,000